Exhibit 99.16

AMENDMENT TO SALARY CONTINUATION AGREEMENT

This agreement (the “Amendment”), dated as of February        , 2006 amends the Salary Continuation Agreement between Western Sierra National Bank, a national banking association (the “Bank”), and Phillip S. Wood (“Executive”) dated June 1, 2002 (the “SERP”).

RECITALS

A.                                    Executive currently serves as an executive of the Bank.

B.                                    Executive and the Bank are parties to the SERP pursuant to which Executive would become entitled to an early benefit upon a “Sale of Business.”

C.                                    The Bank is currently negotiating a definitive agreement (the “Merger Agreement”) with Umpqua Holdings Corporation (“Umpqua”), pursuant to which the Bank would merge into Umpqua or its subsidiary.  Upon the consummation of the Merger Agreement (the “Merger”), a “Sale of Business” would occur.

D.                                    Umpqua has expressed an unwillingness to enter into the Merger Agreement, unless the benefits payable under the SERP are confirmed as provided herein.

E.                                      Executive desires to realize the early benefit under the SERP as clarified by this Amendment, which would result from the Merger.

AMENDMENT

1.                                      Effective Date.  This Amendment shall be effective as of the consummation of the Merger (the “Effective Date”).

2.                                      Amendment to Section 5.1.  Section 5.1 of the SERP is amended to read in its entirety as follows:

“5.1                        Termination in a Sale of Business.  In the event of a Sale of Business and the Executive does not have a written agreement in place for continued employment for a term of at least two years beginning from the time of the completion of the Sale of Business, in a position at least equivalent to Executive’s position and at least at the same then base salary of Executive, then the Executive shall be entitled to be paid in a lump sum on the date of the consummation of the Sale of Business, an amount equal to $285,000.00.  If Executive is entitled to benefits pursuant to this paragraph, Executive shall not be entitled to any other benefits in this Agreement.

“Notwithstanding the prior paragraph, payment made to Executive pursuant to this Agreement shall be reduced to the extent that such payment when aggregated with all other payments considered for purposes of calculating a parachute payment will not result in an excess parachute payment as defined under Section 280G of the Code.

“If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by Employer to or for the benefit of the Executive at any time constitutes a “parachute payment” under Section 280G of the Code or any similar or successor provision of federal or state law, Executive agrees that Employer, its successors and assigns shall have no obligation, whether for defense, indemnification, reimbursement or otherwise, with respect to such claim, demand or assessment.”

3.                                      Continuing Agreement.  Except as set forth in Section 2 above, all other provisions of the SERP remain in full force and effect.

“BANK”	“EXECUTIVE”

By:
Name:	Philip S. Wood
Its:

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